UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2017

Baker Hughes, a GE company

(Exact name of registrant as specified in its charter)

Delaware	333-216991	81-4403168
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17021 Aldine Westfield Road

Houston, Texas 77073

(Address of Principal Executive Offices)

(713) 439-8600

(Registrant’s telephone number, including area code)

Bear Newco, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Introduction

This Current Report on Form 8-K is being filed in connection with the completion of the previously announced combination (the “Transactions”) of General Electric Company’s (“GE”) Oil & Gas business (“GE O&G”) and Baker Hughes Incorporated (“Baker Hughes”). The Transactions were completed on July 3, 2017 (the “Closing Date”) pursuant to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes, Bear NewCo, Inc. (which was renamed “Baker Hughes, a GE company”) (“BHGE”) and Bear MergerSub, Inc., as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, BHGE, Bear MergerSub, Inc., BHI Newco, Inc. (“Newco 2”) and Bear MergerSub 2, Inc. (as it may be further amended from time to time, the “Transaction Agreement”).

The Transactions included (i) the merger of Baker Hughes with Bear MergerSub 2, Inc., an indirect, wholly owned subsidiary of Baker Hughes, with Baker Hughes surviving the merger as a direct wholly owned subsidiary of Newco 2 (the “First Merger”), (ii) the conversion of the surviving corporation of the First Merger into a Delaware limited liability company (which was originally named Newco LLC and then renamed Baker Hughes, a GE company, LLC) (“BHGE LLC”) (the “Conversion”), (iii) the merger of Newco 2 with BHGE, with BHGE surviving the merger (the “Second Merger” and collectively with the First Merger, the “Mergers”) and (iv) the transfer by GE to BHGE LLC, following the Mergers and the Conversion, of (1) all of the equity interests of the GE O&G holding companies that held directly or indirectly the assets and liabilities of GE O&G, including GE O&G operating subsidiaries, and (2) $7.4 billion in cash in exchange for approximately 62.5% of the membership interests in BHGE LLC (the “Contribution”). GE also received Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of BHGE, representing approximately 62.5% of the voting power of the outstanding shares of common stock of BHGE, in exchange for contributing the par value thereof to BHGE.

As a result of the Mergers, each outstanding share of Baker Hughes common stock was converted into the right to receive one share of BHGE’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). The shares of common stock of Baker Hughes will continue to trade on the New York Stock Exchange LLC (“NYSE”) until the close of NYSE on July 3, 2017, at which point Baker Hughes will be delisted from NYSE. Following the Mergers and the Contribution, BHGE declared as a special dividend an amount equal to $17.50 per share (the “Dividend”) to the holders of record of the Class A Common Stock immediately following the effective time of the Second Merger. The Class A Common Stock will begin trading on NYSE under the ticker symbol “BHGE” on the opening of NYSE on July 5, 2017.

The following simplified diagram illustrates certain key elements of the structure of BHGE and BHGE LLC upon completion of the Transactions:

The issuance of Class A Common Stock in connection with the Transactions was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to BHGE’s registration statement on Form S-4 (File No. 333-216991) initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2017 (as amended by Amendment No. 1 and Amendment No. 2 thereto, the “Registration Statement”), and declared effective on May 30, 2017. The definitive proxy statement/prospectus of BHGE, dated May 30, 2017 (the “Proxy Statement”), that forms a part of the Registration Statement contains additional information about the Transactions and the Transaction Agreement.

The foregoing description of the Transaction Agreement and the Transactions does not purport to be complete, and is qualified in its entirety by reference to the full text of the Transaction Agreement and Plan of Merger as originally executed on October 30, 2016, which was filed as Annex A to the Proxy Statement; and the Amendment to the Transaction Agreement and Plan of Merger, dated as of March 27, 2017, which was filed as Annex A-II to the Proxy Statement; and each is incorporated herein by reference.

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BHGE is the successor issuer to Baker Hughes with respect to the common stock of Baker Hughes. Therefore, the Class A Common Stock is deemed to be registered under Section 12(b) of the Exchange Act, and BHGE is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. BHGE hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

Pursuant to the Conversion, all of the obligations of Baker Hughes, including those under its existing debt securities, will continue as obligations of BHGE LLC.

Item 1.01.	Entry into a Material Definitive Agreement

Stockholders Agreement

General

In connection with the consummation of the Transactions on July 3, 2017 (“Closing”), GE and BHGE entered into a Stockholders Agreement, dated as of July 3, 2017 (the “Stockholders Agreement”), which sets forth, among other things, certain rights of GE and BHGE concerning the corporate governance of BHGE, transfer restrictions on Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) held by GE and its affiliates, restrictions on acquisitions of Common Stock by GE and its affiliates or dispositions of Common Stock held by GE and its affiliates, preemptive rights and related party transactions.

The following summary of the terms of the Stockholders Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference. For purposes of this summary, a reference to GE’s affiliates does not include BHGE, and a reference to BHGE’s affiliates does not include GE.

Corporate Governance

Board Composition

The Stockholders Agreement provides that BHGE’s board of directors (the “BHGE Board”) consists of eleven members, of which, initially:

•	Six directors were designated by GE, including the Chairman of the BHGE Board. These directors (and their successors) are referred to as the “GE directors.”

•	Five directors were designated by Baker Hughes, including Martin Craighead, the former CEO of Baker Hughes, and four directors reasonably acceptable to GE that meet the independence standards under NYSE listing rules. These directors (and their successors) are referred to as the “non-GE directors.”

Pursuant to the Stockholders Agreement, GE has the right to designate directors for nomination by the BHGE Board for election and maintain its proportional representation on the BHGE Board so long as GE (a) either beneficially owns at least 50% of the voting power of Common Stock, or (b) is required to consolidate the financial statements of BHGE in accordance with generally accepted accounting principles in the United States (“GAAP”) with those of GE during any fiscal year. The date on which both (a) and (b) in the foregoing sentence are no longer true is referred to as the “Trigger Date.” Notwithstanding the foregoing, both the GE directors’ and the non-GE directors’ proportional representation on the BHGE Board may decrease in the event that director designation rights are granted to a seller or target company in an arm’s-length acquisition or merger by BHGE, and such director designation rights increase the size of the BHGE Board.

The Stockholders Agreement provides that successor non-GE designated directors will be designated by the Governance & Nominating Committee. The Governance & Nominating Committee consists of five directors, three of whom must be “Company Independent Directors.” Company Independent Directors are each of the four independent directors initially designated by Baker Hughes and any successor who:

•	meets the independence standards under NYSE rules;

•	is not a director designated by GE;

•	is not a current or former member of the board of directors of GE or officer or employee of GE or its affiliates;

•	does not and has not had any other substantial relationship with GE or its affiliates; and

•	is designated by the Governance & Nominating Committee as a “Company Independent Director.”

Director Nomination, Removal and Vacancies

Until the Trigger Date, GE has the right to designate six nominees to the BHGE Board at any annual or special meeting of stockholders of BHGE at which directors will be elected, and has the authority to nominate, elect and remove such GE-designated directors.

In the event there is a vacancy on the BHGE Board with respect to any director who was not designated by GE, the Governance & Nominating Committee will fill such vacancy or designate a person for nomination reasonably acceptable to GE.

Committees

The Stockholders Agreement provides that the BHGE Board initially has an Audit Committee, Compensation Committee, Governance & Nominating Committee and Conflicts Committee composed as follows:

•	Audit Committee. The Audit Committee has three directors, including at least one Company Independent Director.

•	Compensation Committee. The Compensation Committee has at least one non-GE director.

•	Governance & Nominating Committee. The Governance & Nominating Committee has five directors, including at least three Company Independent Directors.

•	Conflicts Committee. The Conflicts Committee is a subcommittee of the Governance & Nominating Committee, and will, among other things, review and approve all related party transactions above certain materiality or dollar thresholds, other than those contemplated by the Transaction Agreement, the BHGE Charter, the BHGE Bylaws, the Stockholders Agreement, the BHGE LLC Agreement, the Exchange Agreement, the Registration Rights Agreement, the Tax Matters Agreement, the GE Digital Master Products and Services Agreement, the Intercompany Services Agreement, the Non-Competition Agreement, the Channel Agreement, the IP Cross-License Agreement, the Trademark License Agreement and the Supply Agreements (each of which is defined herein) and certain ancillary agreements related to the Transactions (collectively, the “Transaction Documents”). The related party transactions contemplated by the Transaction Documents have been approved by the BHGE Board, as further described below. The Conflicts Committee consists solely of Company Independent Directors (who, among other things, will not have any substantial relationship with GE or its affiliates), has the authority to obtain assistance from employees of BHGE, including legal and financial staff, and has the power to retain independent outside advisors as it deems necessary.

•	Other Committee Composition. The number of directors not designated by GE on all other committees of the BHGE Board would be proportional to the number of directors not designated by GE on the BHGE Board; provided that, each such committee has at least one Company Independent Director.

GE Agreement to Vote

The Stockholders Agreement provides that GE must cause its shares of Common Stock to be present for quorum purposes at any stockholder meeting, vote in favor of all non-GE directors, and not vote in favor of the removal of any non-GE director other than for cause.

Restrictions on Transfers and Acquisitions

Lockup

For two years following the Closing Date, GE and its affiliates are prohibited from transferring any shares of Common Stock to any person that is not an affiliate of GE unless approved by the Conflicts Committee.

After the expiration of the two-year lockup period, GE and its affiliates will generally be permitted to transfer their shares of Common Stock; provided, they will be prohibited from transferring (without the prior consent of the Conflicts Committee) any shares of Common Stock to any person that is not an affiliate of GE or to any “group” (as such term is used in Section 13(d) of the Exchange Act) if such person or group would beneficially own more than 15% of the voting power of the outstanding shares of Common Stock after such transfer. This 15% ownership restriction will not apply to widely distributed public offerings of Common Stock (including pursuant to “spin-off” and “split-off” transactions).

In addition, following the fifth anniversary of the Closing Date, transfers are permitted by GE and its affiliates with respect to (i) transfers of all of GE’s paired interests of one membership unit of BHGE LLC (a “Common Unit”) together with one share of Class B Common Stock, subject to adjustment under the Exchange Agreement (collectively, a “Paired Interest”), or (ii) all of its shares of Class A Common Stock (after exchanging all of its Paired Interests into Class A Common Stock pursuant to the provisions of the Exchange Agreement described herein) if (1) the buyer agrees to purchase all shares of Common Stock held by non-GE stockholders for the same consideration and on otherwise substantially the same terms and conditions and (2) the transaction does not result in the buyer owning 100% of the Common Stock, and the buyer either (a) agrees to assume GE’s obligations under the Stockholders Agreement or (b) enters into a stockholders agreement with BHGE containing substantially the same terms and conditions as those contained in the Stockholders Agreement.

Standstill and Squeeze-Out Transactions

For five years following the Closing Date, GE and its representatives or affiliates cannot acquire or seek to acquire additional shares of Common Stock that would result in GE and its affiliates beneficially owning more than 65% of the voting power of the outstanding shares of Common Stock; provided that GE is permitted to make a private proposal for such an acquisition to non-GE directors that would not be reasonably expected to require BHGE to make any public announcement. Notwithstanding the foregoing, the following is not prohibited:

•	GE or any of its representatives or affiliates can acquire Common Stock by way of stock splits, stock dividends, reclassifications or other distributions by BHGE to all holders of Common Stock on a pro rata basis.

•	Acquisitions by GE or any of its representatives or affiliates of Common Stock approved by the Conflicts Committee or pursuant to the exercise of GE’s preemptive rights.

•	Acquisitions by GE or any of its affiliates of Common Stock pursuant to the Exchange Agreement (defined below) and the BHGE LLC Agreement (defined below).

Additionally, during the five-year standstill period following the Closing Date, GE and its representatives or affiliates cannot (a) participate in the “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or announce any intention to effect or participate in the solicitation of proxies in connection with election and removal of non-GE directors, (b) solicit or knowingly encourage or facilitate any third party to engage in such solicitation, (c) make any public statement or a statement to another stockholder in support of such third-party solicitation or against any of BHGE’s director nominees, (d) form any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any Common Stock, or (e) call a special meeting of the stockholders. The actions described in (d) and (e) are only prohibited if in furtherance of the actions described in (a), (b) and (c).

Buyout

Any proposal by GE or any of its affiliates to acquire all of the shares of Common Stock held by non-GE stockholders must be (i) subject to review, evaluation and approval of the Conflicts Committee and (ii) submitted for approval to the stockholders of BHGE, with a non-waivable condition that a majority of the shares held by non-GE stockholders approve the transaction (or equivalent tender offer condition).

Preemptive Rights

To the extent permitted under NYSE rules, BHGE grants GE the right to purchase its pro rata portion of any securities of BHGE (other than excluded securities, as described below) that BHGE proposes to issue or sell. Such excluded securities include securities issued by BHGE in connection with (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement, (ii) any acquisition by BHGE of the stock, assets, properties or business of any person, (iii) a stock split, stock dividend or any similar recapitalization, or (iv) any issuance of warrants or other similar rights to purchase Common Stock to lenders or other institutional investors in any arm’s-length transaction providing debt financing to BHGE.

If stockholder approval is required under NYSE rules for the issuance or sale of securities, BHGE may issue or sell securities to such other persons prior to obtaining such stockholder approval subject to a notice of issuance, and BHGE will use its reasonable best efforts to obtain such approval. After receipt of such approval, BHGE will issue or sell the securities that GE has irrevocably elected to purchase to GE, on the terms set forth in the relevant notice of issuance. Following Closing, for as long as GE holds a majority of the voting power of BHGE, GE will have the power, without the affirmative vote of any other BHGE stockholder, to provide any stockholder approval required under NYSE rules in connection with the issuance of securities of BHGE to GE.

Related Party Transactions

Under the Stockholders Agreement, any transaction between BHGE, on the one hand, and GE or its affiliates (other than BHGE), on the other hand, which is referred to as a related party transaction, is required to be on arm’s-length terms and in the best interest of BHGE. All proposed related party transactions contemplated by the Transaction Documents have been approved by the BHGE Board while the BHGE Board consisted solely of directors designated by Baker Hughes and it was a wholly owned subsidiary of Baker Hughes. Any amendments to, or modifications or terminations of, or material waivers, consents or elections under, any related party transaction (other than any related party transaction under the Transaction Documents), require the prior written approval of the Conflicts Committee, subject to and consistent with the related party transaction policy (as set forth below). Any material amendments or modifications or terminations of any of the Transaction Documents or material waivers, consents (other than any consents of the managing member of BHGE LLC contemplated by the BHGE LLC Agreement where neither GE nor its affiliates is a counterparty to or beneficiary of the matter in question, and such matter would not otherwise require the prior written approval of the Conflicts Committee) or elections of BHGE’s or BHGE LLC’s rights under any of the Transaction Documents, require the prior written approval of the Conflicts Committee.

All related party transactions that are not contemplated by the Transaction Documents are governed by a related party transactions policy. Pursuant to the related party transactions policy, related party transactions that involve payments in excess of $25 million (individually or in the aggregate with all substantially related payments) or that are otherwise material (with materiality determined in a manner consistent with BHGE’s SEC disclosure requirements) are subject to the prior written approval of the Conflicts Committee. Related party transactions below the $25 million threshold may be approved by BHGE management, provided that the proposed transaction is on an arm’s-length basis and in the best interests of BHGE. Such transactions must be reported to the Conflicts Committee on a quarterly basis.

Financial Information

Until the end of the fiscal year in which the Trigger Date occurs, BHGE is subject to financial reporting requirements to GE. BHGE will provide GE with quarterly and annual historical financial information needed by GE to issue its own earnings releases and public filings. Additionally, BHGE will deliver to GE a substantially final form of its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (and any information in support thereof) no later than one day prior to filing such documents with the SEC. Such reporting requirements are on a quarterly or annual basis. BHGE is also required to cooperate with GE in connection with the preparation of any filings made by GE with the SEC or any securities exchange. BHGE will also use commercially reasonable efforts to file its annual and quarterly reports with the SEC on or about the same date as GE’s planned filing date with the SEC for annual and quarterly reports for the corresponding period; however, BHGE will not file a report in any given period prior to GE filing its own prior report for the corresponding period, unless BHGE is so required by law. BHGE will also provide GE with information requested by GE in connection with its press releases and public filings and advance notice of all meetings to be held by BHGE with financial analysts and ratings agencies.

After the Trigger Date, as long as GE beneficially owns at least 10% of the voting power of BHGE, BHGE is required to use commercially reasonable efforts to provide GE with such other financial information and analyses that may be necessary for GE and its affiliates to comply with applicable financial reporting requirements or its customary financial reporting practices; provided that GE and its affiliates do not disclose any material non-public information of BHGE except pursuant to mutually agreed policies and procedures or as required by applicable law. Additionally, as long as GE and its affiliates own at least 10% of the outstanding shares of Common Stock, on any date during the applicable fiscal year, GE will have the right to review press releases, public statements, reports and other information in advance so that GE or its affiliates can comply with applicable financial reporting requirements or customary practices.

Termination

The Stockholders Agreement automatically terminates in the event GE and its affiliates (a) no longer own any shares of Common Stock or (b) own 100% of the outstanding shares of Common Stock. However, GE’s and BHGE’s agreements under the Stockholders Agreement with respect to the following provisions will survive the termination of the Stockholders Agreement: confidentiality, compensation for providing information, record retention, liability for the accuracy of estimates or forecasts absent willful misconduct, cooperation with respect to third-party litigation, privilege and dispute resolution and certain miscellaneous provisions. The provisions of the Stockholders Agreement regarding providing to GE annual and quarterly financial information, financial planning and analysis reports and any other information reasonably requested by GE in the preparation of its press releases and other public filings survive for so long as GE or its affiliates are required, in accordance with GAAP or SEC reporting requirements, to include financial or other information about BHGE in GE’s financial statements, but only to the extent (a) directly relating to the information about BHGE that GE and its affiliates (other than BHGE) are required to include in its financial statements and (b) relating to a fiscal year in which GE and its affiliates beneficially owned at least 10% of the outstanding shares of Common Stock on any date during such fiscal year.

BHGE LLC Agreement

BHGE operates its business through BHGE LLC and its subsidiaries. At Closing, BHGE LLC entered into and is governed by an Amended & Restated Operating Agreement, dated as of July 3, 2017 (the “BHGE LLC Agreement”), which sets forth, among other things, certain transfer restrictions on Common Units, and rights to acquire Common Units in certain circumstances.

The following summary of the terms of the BHGE LLC Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.4 hereto and incorporated herein by reference.

Appointment as Manager

Under the BHGE LLC Agreement, EHHC Newco, LLC (“EHHC”), a wholly owned subsidiary of BHGE, is the sole managing member of BHGE LLC. BHGE is the sole managing member of EHHC. As the managing member of BHGE LLC, EHHC conducts, directs and exercises full control over all activities of BHGE LLC, including day-to-day business affairs and decision-making of BHGE LLC, without the approval of any other member. As such, EHHC, through BHGE LLC’s officers, is responsible for all operational and administrative decisions of BHGE LLC and the day-to-day management of BHGE LLC’s business. Pursuant to the terms of the BHGE LLC Agreement, EHHC is not permitted, under any circumstances, to be removed as managing member except by the election of EHHC.

Compensation

EHHC is not entitled to compensation for its services as managing member. It is entitled to reimbursement by BHGE LLC for fees and expenses incurred on behalf of BHGE LLC, including all expenses associated with BHGE being a public company and maintaining BHGE LLC’s corporate existence.

Units

The BHGE LLC Agreement provides that initially there is one class of Common Units, which are held initially by BHGE, indirectly through EHHC and CFC Holdings, LLC (“CFC Holdings”), and by GE or GE’s affiliates. Subject to the provisions of the Exchange Agreement and certain exceptions permitted under the BHGE LLC Agreement, the number of Common Units outstanding will equal the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding. Additionally, if BHGE issues a share of Class A Common Stock, including in connection with an equity incentive or similar plan, BHGE LLC will also issue a corresponding Common Unit to BHGE or one of its direct subsidiaries.

Allocations and Distributions

Allocations. Pursuant to the BHGE LLC Agreement, items of income, gain, loss or deduction of BHGE LLC generally are allocated among the members for capital account purposes and for tax purposes so that the capital account balance of each member, after making the allocation is, or is as nearly as possible, equal to the distributions that would be made to the member if BHGE LLC sold all its assets for cash and its net assets were distributed to members in liquidation of BHGE LLC. The BHGE LLC Agreement provides that BHGE LLC makes liquidating distributions to members on a pro rata basis in proportion to the number of Common Units held by each member. Accordingly, it is expected that, subject to the provisions of the Tax Matters Agreement (as defined below), items of income, gain, loss or deduction of BHGE LLC generally will be allocated among members on a pro rata basis in proportion to the number of Common Units held by each member.

Distributions. In general, under the BHGE LLC Agreement, BHGE LLC may make distributions to its members from time to time at the discretion of the managing member of BHGE LLC. Such distributions generally will be made to the members on a pro rata basis in proportion to the number of Common Units held by each member on the record date for the distribution. BHGE LLC is not required to make distributions to the extent that such distributions would render BHGE LLC insolvent or if such distribution would violate any applicable law.

Tax Distributions. In connection with the filing of a tax return by BHGE, or another time when BHGE is required to satisfy a tax liability or make a payment under the Tax Matters Agreement, BHGE LLC will be required to make distributions to members, on a pro rata basis in proportion to the number of Common Units held by each member, in amounts that enable BHGE to meet its tax obligations and obligations under the Tax Matters Agreement. If BHGE LLC does not have sufficient funds to make full pro rata tax distributions to all members, BHGE members will be entitled to receive a full tax distribution and the other members will receive pro rata tax distributions of the remaining amount available and will be entitled to receive catch-up tax distributions from BHGE LLC as soon as funds become available.

Tax Benefit Payments. In accordance with the Tax Matters Agreement, BHGE LLC may be required to make payments to BHGE members or GE relating to the sharing of certain tax benefits. To the extent a payment is made, any future non-tax distributions to the other party will be correspondingly reduced.

Acquisition of Units

If BHGE LLC issues additional Common Units to BHGE members under certain circumstances, including following the issuance of shares of Class A Common Stock in connection with an equity incentive or similar plan, GE will have the right to purchase such number of Paired Interests or Common Units as would result in GE holding the same percentage of the total outstanding Common Units as it held prior to the issuance of Common Units to BHGE members. If GE is permitted under the terms of the Stockholders Agreement to purchase additional shares of Class A Common Stock, it will have the right, instead, to purchase Paired Interests on the terms and conditions set forth in the BHGE LLC Agreement.

Repurchase or Redemption of BHGE Equity Securities

The BHGE LLC Agreement provides that if at any time any shares of Class A Common Stock are repurchased or redeemed by BHGE for cash, then, except to the extent that BHGE otherwise has cash available to make such repurchase or redemption, EHHC, as managing member, will cause BHGE LLC to repurchase or redeem an appropriate number of Common Units held by BHGE members for an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the shares of Class A Common Stock of BHGE being repurchased or redeemed.

Transfer Restrictions

No holder of Common Units or shares of Class B Common Stock is able to transfer its Common Units or Class B Common Stock except for transfers (i) pursuant to the Exchange Agreement, (ii) in accordance with the terms explained below and the terms of the Stockholders Agreement, (iii) by the holders of equity securities in BHGE (other than Class B Common Stock) or (iv) approved in writing by the managing member, EHHC.

The BHGE LLC Agreement permits GE, subject to certain conditions, to transfer its Class B Common Stock and Common Units to a corporate subsidiary, which is referred to as “Spinco,” and then transfer the stock of Spinco to GE shareholders in a “spin-off” or “split-off” transaction. Such spin-off or split-off transaction (a “Permitted Spin Transaction”) will generally be permitted only if Spinco is combined with BHGE in a merger transaction, which is referred to as the “Spinco Merger,” in which Spinco shareholders will exchange their shares of Spinco stock for shares of Common Stock. No approval or other action of the Conflicts Committee will be required with respect to these transactions so long as (i) the number of shares of Spinco stock are equal to the number of Paired Interests held by Spinco, (ii) the exchange ratio of Spinco stock for Common Stock in the Spinco Merger is equal to the then-current exchange rate set forth in the Exchange Agreement and (iii) Spinco has no liabilities other than certain specified liabilities. In addition, in connection with the Spinco Merger, BHGE will be required to enter into customary transaction documents, including customary additional documentation if GE intends for the spin-off or split-off transaction to qualify for tax-free treatment. Notwithstanding the foregoing, if the Conflicts Committee objects to or proposes to modify any other term of the Spinco Merger (other than to enforce the key conditions and customary nature of the documentation described above), GE may undertake the spin-off and split-off transaction without the Spinco Merger so long as Spinco agrees to assume GE’s obligations under the Stockholders Agreement. GE’s right to effect a spin-off or split-off transaction as described above is also subject to the terms of the Stockholders Agreement, including the restriction on transferring shares of Common Stock for two years.

Dissolution

The BHGE LLC Agreement provides that the unanimous consent of all members holding voting Common Units is required to voluntarily dissolve BHGE LLC. In addition to a voluntary dissolution, BHGE LLC may be dissolved upon the entry of a decree of judicial dissolution or upon other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation are distributed in the following order: (i) pay the expenses of winding up BHGE LLC; (ii) pay debts and liabilities owed to creditors of BHGE LLC; and (iii) to the members pro rata in accordance with their respective percentage ownership interests in BHGE LLC (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).

Corporate Opportunities and Waiver of Fiduciary Duty

The BHGE LLC Agreement provides that, subject to the Stockholders Agreement, GE and BHGE LLC may enter into certain agreements or transactions with each other or agree to restraints on their competition with each other, and such agreements or restraints on competition will not be considered contrary to any fiduciary duty owed by GE or any officer or director of BHGE LLC to BHGE LLC or any holder of an equity interest in BHGE LLC. The BHGE LLC Agreement also provides that, subject to certain limitations, GE has no duty to refrain from (i) engaging in the same or similar business activities or lines of business as BHGE LLC or (ii) doing business with any of the clients, customers or vendors of BHGE LLC, and neither GE nor any of its officers or directors will be deemed to have breached any fiduciary duty owed to BHGE LLC because it engages in any of the preceding activities.

Indemnification and D&O Insurance

The BHGE LLC Agreement provides for indemnification by BHGE LLC of any member or affiliate, the managing member or any of its affiliates, any officer of BHGE LLC or any of its direct or indirect subsidiaries, or any individual who, while an officer of BHGE LLC or any of its direct or indirect subsidiaries, is serving at the request of BHGE LLC or any of its direct or indirect subsidiaries as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Such persons are entitled to payment in advance of expenses, including attorneys’ fees, that they incur in defending a proceeding, but they will be required to repay any such advance if it is ultimately determined that they were not entitled to indemnification by BHGE LLC. Indemnification is not available for any expenses, liabilities, damages and losses suffered that are attributable to any such person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of the law or for any present or future breaches of any representations, warranties or covenants contained in the BHGE LLC Agreement or in other agreements with BHGE LLC. Furthermore, no indemnification is available to any such person in respect of any taxes or related interest or penalties imposed on such person as a result of certain tax allocations pursuant to the BHGE LLC Agreement.

Under the BHGE LLC Agreement, BHGE LLC maintains and will maintain directors and officers liability insurance.

Tax Classification

The BHGE LLC Agreement provides that the members intend that BHGE LLC be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each member and BHGE LLC will file all tax returns and will take all tax and financial reporting positions in a manner consistent with such tax treatment.

Amendments

The BHGE LLC Agreement may be amended with the consent of its managing member and the holders of a majority of the voting Common Units not held by BHGE members.

Exchange Agreement

At Closing, GE, BHGE and BHGE LLC entered into an Exchange Agreement, dated as of July 3, 2017 (the “Exchange Agreement”), and GE Oil & Gas US Holdings I, Inc., GE Oil & Gas US Holdings IV, Inc. and GE Holdings (US), Inc. signed joinders thereby becoming party thereto, pursuant to and subject to the terms of which GE and such affiliates of GE (the “GE Parties”) have the right to surrender Paired Interests to BHGE LLC in exchange for (i) shares of Class A Common Stock on a one-to-one basis, subject to (x) customary conversion rate adjustments for stock or unit splits, stock or unit dividends or distributions, reclassifications and other similar transactions, (y) adjustments to reflect any repurchases of Class A Common Stock by BHGE to the extent that the repurchase was not funded by a redemption of Common Units by BHGE LLC and (z) any adjustments to reflect any purchases of Common Units by BHGE that are not funded by an issuance of Class A Common Stock or (ii) at the option of BHGE (or BHGE LLC on behalf of BHGE), an amount of cash equal to the aggregate value of the shares of Class A Common Stock that otherwise would be received by the applicable GE Party in the exchange. However, the GE Parties do not have the right to exchange any Paired Interests if, after making the exchange and after giving effect to any disposition of Class A Common Stock made by a GE Party immediately following the exchange, the GE Parties would collectively own more than 50% of the outstanding shares of Class A Common Stock.

The following summary of the terms of the Exchange Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Subject to certain restrictions under the Stockholders Agreement, in the event of a tender offer, share exchange offer, issuer bid, merger, recapitalization or other similar transaction with respect to Class A Common Stock, the GE Parties will be permitted to exchange Paired Interests for an equivalent number of shares of Class A Common Stock and participate in the transaction. After the Trigger Date, the GE Parties will be required to participate in the transaction if it is (i) a merger or consolidation that would result in holders of Common Stock immediately prior to the merger or consolidation holding a majority of the voting power of the capital stock in a different entity following the merger or consolidation, (ii) the sale or other disposition of all or substantially all of the assets of BHGE or (iii) the acquisition by any party other than GE of a majority of the outstanding equity interests of BHGE that are entitled to vote in elections of directors to the BHGE Board.

BHGE is required at all times to reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of the issuance upon an exchange, the maximum number of shares of Class A Common Stock to be delivered in an exchange, and is required to take all other actions necessary to preserve the one-to-one ratio (or, if different, the applicable exchange rate) between the Common Units owned by BHGE members and the number of shares of Class A Common Stock then outstanding. BHGE and BHGE LLC are required to take all actions necessary so that the number of Common Units outstanding equals the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, except to the extent that the exchange rate is not one-to-one.

Furthermore, following an exchange in accordance with the terms of the Exchange Agreement, each share of Class B Common Stock subject to the exchange will be canceled by BHGE and the Common Unit constituting a component of the exchange will be deemed transferred from GE to BHGE. If the exchange is made for a cash payment, as described in the first paragraph of this summary of the Exchange Agreement, instead of shares of Class A Common Stock, such Common Unit will be redeemed (or canceled and deemed redeemed) by BHGE LLC.

Registration Rights Agreement

At Closing, BHGE entered into a Registration Rights Agreement with GE, dated as of July 3, 2017 (the “Registration Rights Agreement”) to grant GE certain registration rights with respect to its registrable securities, consisting of shares of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock and Common Units and other securities issued or issuable with respect to such shares).

The following summary of the terms of the Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

GE may require BHGE pursuant to a demand to register under the Securities Act or the Exchange Act all or any portion of these registrable securities under the Securities Act or the Exchange Act for their public offering, listing or trading. GE may also demand registration of securities of any wholly owned subsidiary of GE in connection with, and subject to the requirements applicable to, a Permitted Spin Transaction. BHGE will not be obligated to effect a demand registration within 60 days after the effective date of a previous demand registration, other than a shelf registration or if the demand request is for a number of registrable securities with a market value of less than $50 million.

Subject to certain exceptions, BHGE may defer the filing of a registration statement after a demand request has been made if: (i) the BHGE Board determines in good faith that such registration would be materially detrimental to BHGE and its stockholders, or (ii) prior to receiving such demand request, the BHGE Board had determined to effect a registered public offering of BHGE securities for its account and BHGE has taken substantial steps to effect such offering.

In addition, GE has piggyback registration rights, which means that GE and its permitted transferees may include their registrable securities in future registrations of equity securities by BHGE, whether or not that registration relates to a primary offering by BHGE or a secondary offering by or on behalf of any other stockholders of BHGE.

The demand registration rights and piggyback registrations are each subject to market cut-back exceptions, with specified priorities.

BHGE will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, except underwriting discounts, commissions or fees attributable to the sale of shares by the registering stockholder. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by BHGE to make its management available for road show presentations in connection with any underwritten offerings. BHGE also agrees to indemnify GE and its affiliates, to the fullest extent permitted by law, with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to BHGE for use in the registration statement by GE or the registering stockholder.

GE may transfer its rights under the Registration Rights Agreement to any permitted transferee under the Stockholders Agreement who becomes a party to, and agrees to be bound by the terms of, the Registration Rights Agreement. The rights of GE and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the registrable securities covered by the agreement until those securities: (i) have been sold pursuant to an effective registration statement under the Securities Act; (ii) have been sold to the public pursuant to Rule 144 under the Securities Act; (iii) have been transferred in a transaction where the subsequent public distribution of the securities would not require registration under the Securities Act or any similar state law; (iv) are no longer outstanding; (v) in case of registrable securities held by a holder other than GE or its affiliates, such holder holds less than 5% of the then outstanding registrable securities and such securities are eligible for sale pursuant to Rule 144 under the Securities Act; or (vi) in the case of registrable securities held by GE or its affiliates, GE or its affiliates holds less than 3% of the then outstanding registrable securities and such securities are eligible for sale pursuant to Rule 144 under the Securities Act.

Tax Matters Agreement

At Closing, BHGE, GE, EHHC and BHGE LLC entered into a Tax Matters Agreement, dated as of July 3, 2017 (the “Tax Matters Agreement”). The Tax Matters Agreement governs the administration and allocation between the parties of tax liabilities and benefits arising prior to, as a result of, and subsequent to the Transactions, including certain restructuring transactions in connection therewith, and the respective rights, responsibilities and obligations of GE and BHGE, with respect to various other tax matters.

The following summary of the terms of the Tax Matters Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.5 hereto and incorporated herein by reference.

Under the Tax Matters Agreement, BHGE LLC generally is responsible for any (i) pre-closing taxes of Baker Hughes and its subsidiaries, and (ii) pre-closing non-income taxes of GE O&G, in each case, other than certain taxes related to the Transactions, including restructuring transactions, for which GE will be responsible. GE generally is responsible for (i) any pre-closing income taxes of GE O&G, and (ii) certain taxes related to the Transactions, including restructuring transactions, undertaken by GE and Baker Hughes (and their respective subsidiaries).

Following Closing, BHGE or BHGE LLC (or their respective subsidiaries) may be included in group tax returns with GE. If and to the extent a BHGE or BHGE LLC entity is included in such group tax returns, (i) BHGE or BHGE LLC will be required to pay GE an amount intended to approximate the amount that such entity would have paid if it had not been included in such group tax returns and had filed separate tax returns, and (ii) GE will be required to pay BHGE or BHGE LLC the amount of any reduction in taxes payable with respect to the applicable group tax return that results from losses that would have been reflected on such separate tax returns.

The Tax Matters Agreement also provides for the sharing of certain tax benefits (i) arising from the Transactions, including restructuring transactions, and (ii) resulting from allocations of tax items by BHGE LLC. GE is entitled to 100% of these tax benefits to the extent that GE has borne any taxes, after utilization of legacy BHGE tax attributes, arising from certain of the Transactions, including restructuring transactions. The amount of such taxes is currently estimated to be approximately $35 million. Thereafter, these tax benefits will be shared by GE and BHGE in accordance with their economic ownership of BHGE LLC, which immediately following Closing is approximately 62.5% and approximately 37.5%, respectively. BHGE LLC may be required to make cash payments to BHGE members or GE relating to the sharing of these tax benefits. These tax benefits are dependent on uncertain future events that are outside of the parties’ control. We are unable to predict, for example, which, if any, U.S. federal tax reform proposals will be enacted, and what effects any enacted legislation might have on the amount or timing of tax benefits resulting from allocations of tax items by BHGE LLC. For these reasons, it is impractical to estimate the cash payments to be made to BHGE members or GE. Any such cash payments may be subject to adjustment based on certain subsequent events, including tax audits or other determinations as to the availability of the tax benefits with respect to which such cash payments were previously made.

GE also is entitled to 50% of the actual tax savings of BHGE derived from certain tax attributes resulting from an exchange by GE of Paired Interests for shares of Class A Common Stock (or, at the option of BHGE, cash) pursuant to the Exchange Agreement (referred to below as the “Exchange Benefits”). Such an exchange by GE is precluded for a period of two years beginning on the Closing Date and GE has no current intention to exit its investment in BHGE. Moreover, in light of the unfavorable tax consequences to GE of an exchange and the more tax-efficient alternatives available to GE, including a “spin-off” or “split-off” transaction intended to qualify as a tax-free reorganization, GE has advised BHGE that it considers the likelihood that it will exercise its exchange right, even if it decides to dispose of its interest in BHGE, to be remote. Exchange Benefits generally would not result from a “spin-off” or “split-off” transaction.

Upon an exchange (other than in connection with a spin-off or split-off), Exchange Benefits would generally be expected to relate to an adjustment of the tax basis of the assets of BHGE LLC based on the difference between the fair market value at the time of the exchange and the historic tax basis. Such a change in tax basis of assets would cause a revaluation of deferred taxes of BHGE based on the difference between the book value of assets and the new tax basis of assets. Any resulting deferred tax asset would be subject to a valuation allowance if, and to the extent, it is not more likely than not to be realized. In addition, BHGE’s liability to GE would be recorded at the best estimate of any eventual payments to be made when such payments are considered probable and estimable.

In the event of certain material breaches by BHGE of its payment obligations with respect to Exchange Benefits together with certain events relating to the creditworthiness of BHGE, obligations under the Tax Matters Agreement with respect to the Exchange Benefits would accelerate and become payable based on certain assumptions, including the assumption that BHGE would have sufficient taxable income to fully utilize any potential future Exchange Benefits. In addition, upon certain mergers, assets sales, other forms of business combinations or other changes of control, all payments with respect to Exchange Benefits following such a change of control would be mutually determined by GE and BHGE acting in good faith based on projected standalone taxable income of BHGE LLC as of immediately prior to such change of control.

Commercial Agreements

Non-Competition Agreement and Channel Agreement

At Closing, GE and BHGE entered into a Non-Competition Agreement, dated as of July 3, 2017 (the “Non-Competition Agreement”), pursuant to which GE and its subsidiaries (other than, when used in this description of the Non-Competition Agreement, BHGE and its subsidiaries) agreed, during the period commencing on the Closing Date and ending on the second anniversary of the Trigger Date, not to own, manage or operate, directly or indirectly, any business that engages in certain oil and gas activities and other discrete oil and gas related segments. Notwithstanding the non-competition obligation, GE and its subsidiaries are allowed to engage in certain activities in the oil and gas industry, including, among others: (i) existing business activities conducted by GE and its subsidiaries (other than GE O&G) as of the date the Transaction Agreement was originally executed; (ii) certain minority equity investments; (iii) certain financial services business activities and (iv) certain other specified activities, such as certain activities relating to additives manufacturing, controls systems and digital systems.

At Closing, GE and BHGE also entered into a separate agreement, dated as of July 3, 2017 (“the Channel Agreement”), relating to the allocation of certain oil and gas related segments and related strategies not otherwise covered by the Non-Competition Agreement. Pursuant to this agreement, the parties identified, subject to the Non-Competition Agreement, a number of sales channels in specified segments. These channels include: (i) sales of certain gas and steam turbines and the related services; (ii) certain offerings by the Digital business unit of GE; (iii) upgrade of certain controls systems products and services; and (iv) certain core non-O&G products historically sold by GE O&G. The responsibility for leading the customers’ accounts with respect to these sales channels will be allocated to either GE or BHGE. Channel allocations will be dynamic as necessary to respond to the changed circumstances to best position the parties to respond to customers’ demands as mutually agreed by the channel partners, subject to the terms of the Channel Agreement.

The above summary of the terms of the Non-Competition Agreement and the Channel Agreement is not a complete description thereof and is qualified in its entirety by the full text of each agreement, copies of which are filed as Exhibit 10.6 and Exhibit 10.7, respectively, hereto and incorporated herein by reference.

IP Cross-License Agreement

At Closing, GE and BHGE LLC entered into an IP Cross-License Agreement, dated as of July 3, 2017 (the “IP Cross-License Agreement”). Under the IP Cross-License Agreement, GE licenses and causes its affiliates (other than GE Digital LLC (“GE Digital”)) to license to BHGE LLC and its affiliates certain intellectual property controlled (whether directly or indirectly) by GE (other than GE Digital) as of the Closing Date or acquired thereafter for BHGE LLC’s use within the field of certain oil and gas activities and certain oil and gas-related segments, and in support of certain limited non-oil and gas Baker Hughes business lines operated as of the Closing Date. In addition, BHGE LLC licenses and causes its affiliates to license to GE and its affiliates (other than GE Digital) certain intellectual property controlled (whether directly or indirectly) by BHGE LLC as of the Closing Date or acquired thereafter for GE’s use outside of the field of the license granted to BHGE LLC described in the previous sentence.

Both licenses in the IP Cross-License Agreement are granted on a non-exclusive, royalty-free, fully paid-up and worldwide basis, and each licensee party may permit its suppliers, contractors, distributors and consultants to exercise the licensee party’s rights (but solely on behalf of the licensee party). Each licensor party retains ownership in the intellectual property that it licenses to the licensee party, but any future improvements made to such licensed intellectual property will be owned by the party making such improvement and will be licensed to the non-owning party pursuant to the terms outlined above. Neither GE nor BHGE LLC is required to transfer or grant access to technological embodiments of, or know-how related to, its intellectual property pursuant to the IP Cross-License Agreement.

The IP Cross-License Agreement terminates upon (i) the Trigger Date or (ii) in certain other circumstances described in the IP Cross-License Agreement. The licenses granted under the agreement will survive termination solely for certain intellectual property used or held for use by the applicable licensee 150 days prior to the date that an agreement is entered into (x) to cause GE to no longer have control of BHGE LLC or (y) to sell primarily all of the assets of BHGE LLC to a third party.

The above summary of the terms of the IP Cross-License Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.8 hereto and incorporated herein by reference.

Trademark License Agreement

At Closing, GE and BHGE LLC entered into a Trademark License Agreement, dated as of July 3, 2017 (the “Trademark License Agreement”), pursuant to which GE licenses to BHGE LLC the right to use certain “GE” marks:

1.	On an exclusive basis for use with BHGE LLC’s products and services in connection with certain oil and gas activities and discrete oil and gas-related segments;

2.	On a non-exclusive basis for use with BHGE LLC’s products and services in connection with other oil and gas activities, the offering of certain polymers, the offering of agricultural chemicals to the agricultural industry, certain geothermal activities and other discrete oil and gas-related segments in which GE is also permitted to sell products and services; and

3.	On a non-exclusive basis for use in BHGE LLC’s corporate name.

The license is granted on a non-transferable and worldwide basis, and is sublicensable to certain of BHGE LLC’s subsidiaries. The license is royalty-bearing and the royalty is included as part of the Corporate Assessment (as defined below) paid by BHGE LLC to GE under the Intercompany Services Agreement (as defined below).

The Trademark License Agreement governs BHGE LLC’s use of the licensed trademarks and provides GE quality control rights with respect to the products and services of BHGE LLC that use the licensed trademarks. GE may monitor BHGE LLC’s compliance with its obligations relating to the use of the licensed trademarks by means of audit rights.

The term of the agreement is for renewable five-year periods but may be terminated (i) voluntarily by BHGE LLC at the expiration of any such five-year period if notice of such termination is given by BHGE LLC at least three months prior to such expiration, (ii) by GE (a) if BHGE LLC commits one of certain specified material breaches of the agreement without curing within a specified time period or (b) on the Trigger Date, subject to a phase-out period for BHGE LLC’s use of the licensed trademarks, and (iii) in certain other circumstances described in the Trademark License Agreement. In addition, the agreement shall automatically terminate upon the occurrence of certain bankruptcy-related events.

The above summary of the terms of the Trademark License Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.9 hereto and incorporated herein by reference.

GE Digital Master Products and Services Agreement

At Closing, GE Digital and BHGE LLC entered into a GE Digital Master Products and Services Agreement, dated as of July 3, 2017 (the “GE Digital Master Products and Services Agreement”), pursuant to which GE Digital provides to BHGE LLC certain digital products and services that are offered by GE Digital to GE’s other industrial business segments, including hardware, software, hosted services, professional services and access to GE Digital’s global foundries. The products and services are offered for use in connection with the combined business of Baker Hughes and GE O&G on terms and conditions, including pricing, that are generally consistent with those offered by GE Digital to GE’s other industrial business segments. BHGE LLC may also offer to its customers certain products and services offered by GE Digital under the agreement.

Except as otherwise agreed by the parties in writing, the products and services offered by GE Digital under the agreement will vary depending upon the then-current GE Digital products and services. The services offered include (i) ongoing services that were provided to GE O&G and described in written documentation as of Closing, (ii) new services mutually agreed upon by the parties in written documentation after Closing, and (iii) services that GE Digital makes generally available to similar GE businesses without requiring written documentation. Except as otherwise agreed by the parties in writing, GE Digital is required to provide such services (other than those within category (iii)) to the same standard as GE Digital previously provided such services to GE O&G or to the same standard as GE Digital generally provides to similar GE businesses.

Either party may terminate any one or more written documentation whereby the parties have agreed to the provision of products or services, in whole but not in part, at any time if the other party has failed to perform any of its material obligations relating to such written documentation, and such failure has continued for 45 days following the notice thereof. Unless terminated earlier in certain circumstances described in the agreement, the GE Digital Master Products and Services Agreement will terminate on the Trigger Date.

The above summary of the terms of the GE Digital Master Products and Services Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.10 hereto and incorporated herein by reference.

Intercompany Services Agreement

At Closing, GE and BHGE LLC entered into an Intercompany Services Agreement, dated as of July 3, 2017 (the “Intercompany Services Agreement”), pursuant to which GE and its affiliates (the “GE Entities”) and BHGE LLC and its affiliates (the “Baker Hughes Entities”) provide certain services to each other. The services generally relate to the following:

•	GE provides the Baker Hughes Entities with general corporate administrative and certain operational services (the “Administrative Services”);

•	GE provides the Baker Hughes Entities with confidential access to certain GE proprietary technology and related developments and enhancements thereto, in each case, related to one or more Baker Hughes Entities’ operations, products or service offerings in a manner in which GE O&G received similar access to GE during the 12-month period immediately preceding the date the Transaction Agreement was originally executed (the “GE Provided Technology Access”);

•	BHGE LLC provides the GE Entities with confidential access to certain Baker Hughes proprietary technology and related developments and enhancements thereto, in each case, related to one or more GE Entities’ operations, products or service offerings in a manner in which GE received similar access to GE O&G during the 12-month period immediately preceding the date the Transaction Agreement was originally executed (the “Baker Hughes Provided Technology Access”);

•	GE continues certain service arrangements and processes in effect between GE and GE O&G during the 12-month period immediately preceding the date the Transaction Agreement was originally executed, and BHGE LLC provides a limited number of general corporate services for GE (the “Umbrella Services”);

•	Each of GE and BHGE LLC provides each other with specialized and tailored technology research and development services related to any GE Entity’s or Baker Hughes Entity’s business and operations through GE Global Research (the “GE Provided R&D Services”) or the applicable affiliate or division of Baker Hughes (the “Baker Hughes Provided R&D Services”), as the case may be;

•	Each of GE and BHGE LLC grants each other limited licenses to use and access space at a Baker Hughes facility (the “Baker Hughes Provided Facility Services”) or at a GE facility (the “GE Provided Facility Services”);

•	A GE Entity, on the one hand, and a Baker Hughes Entity, on the other, may also agree from time to time to enter into a research and technology collaboration related to one or more product or service offerings (a “Collaboration”). Any research and technology collaboration with GE’s Digital division is governed by the terms of the GE Digital Master Products and Services Agreement; and

•	GE also provides BHGE LLC with employee leasing arrangements, payroll, IT services and other services in connection with GE’s internal reorganization.

GE provides Administrative Services, GE Provided Technology Access, and use of certain “GE” marks to BHGE LLC in consideration for the payment of $55 million per year (the “Corporate Assessment”). The Corporate Assessment is fixed at a price of $55 million per year for the first two years from the Closing Date. Thereafter, the Corporate Assessment will be subject to an annual adjustment based upon changes in the producer price index. The Corporate Assessment is payable to GE regardless of whether BHGE LLC initiates a request for Administrative Services or GE Provided Technology Access. BHGE LLC, however, may, in whole but not in part, terminate the Intercompany Services Agreement with respect to Administrative Services and GE Provided Technology Access, which includes termination of its use of certain “GE” marks, and will thereafter have no obligation to pay the Corporate Assessment.

The charges for Umbrella Services, which services are offered to GE and BHGE LLC at their option and may be terminated in whole or in part, will be based on the cost to GE or BHGE LLC of providing such Umbrella Services consistent with past practices. GE Provided R&D Services and Baker Hughes Provided R&D Services, also offered at GE’s or BHGE LLC’s option, will be provided at the then-current rates charged by GE Global Research to other businesses of GE or the rates generally charged by BHGE LLC to the Baker Hughes Entities or unincorporated business units thereof for such services, as applicable. GE Provided Facility Services and Baker Hughes Provided Facility Services will be based on the actual costs and expenses to GE or BHGE LLC of providing such services consistent with the pricing methodology as charged immediately prior to Closing. The GE Entities and the Baker Hughes Entities will pay the fees, costs and expenses owed by such parties under any applicable Collaboration.

The Intercompany Services Agreement will terminate 90 days following the Trigger Date with respect to all services other than GE Technology Provided Access and Baker Hughes Provided Technology Access, which terminate immediately upon the Trigger Date.

The above summary of the terms of the Intercompany Services Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.11 hereto and incorporated herein by reference.

Supply Agreements

At Closing, GE on behalf of itself and certain of its affiliates and BHGE LLC on behalf of itself and certain of its affiliates each entered into two supply agreements (one with GE as “Seller” and BHGE LLC as “Buyer” thereunder and one with BHGE LLC as “Seller” and GE as “Buyer” thereunder), each dated as of July 3, 2017 (collectively, the “Supply Agreements”), pursuant to which GE and certain of its affiliates will supply BHGE LLC and certain of its affiliates, and BHGE LLC and certain of its affiliates will supply GE and certain of its affiliates, other than BHGE and its subsidiaries, as the case may be, with products, equipment, component parts and related services and licensed software as supplied during the 12-month period immediately preceding the date the Transaction Agreement was originally executed, as well as with such other products, equipment, component parts or related services and licensed software that the parties may agree from time to time (the “Seller Goods”).

Pursuant to the Supply Agreements, purchases or licenses of Seller Goods are subject to the terms of the Supply Agreements, the standard terms that the selling entity uses for all like sales or licenses of Seller Goods to unaffiliated third parties, and with such other terms that the parties may, from time to time, agree to in writing under individual purchase orders as may be required to meet the specifications and contractual requirements of the buying entity or its end customers. Other than with respect to accepted purchase orders, there is no obligation on the buying entity to purchase any minimum percentage or volume of Seller Goods under the Supply Agreements.

Pricing for Seller Goods is set forth on an appendix to the Supply Agreements. Any pricing for Seller Goods not set forth on such appendix is based on pricing methodologies used by the selling entity for pricing such Seller Goods, during the 12-month period immediately preceding the signing of the Transaction Agreement or, in the absence of past orders, on an arm’s length basis.

The initial term of the Supply Agreements is five years beginning on the Closing Date. The Supply Agreements provide for an automatic renewal of the agreement after expiration of the initial term until the Trigger Date.

For two years following the Trigger Date, to the extent BHGE LLC or any of its affiliates, as the case may be, reduces the amount of any Seller Good that it purchases pursuant to the relevant Supply Agreements by a certain agreed amount, and the applicable GE supplier of such Seller Good has available capacity to supply such Seller Good and is not in material breach of the Supply Agreements, the non-compete obligations contained in the Non-Competition Agreement do not restrict such GE supplier from selling such Seller Good.

The above summary of the terms of the Supply Agreements is not a complete description thereof and is qualified in its entirety by the full text of the Supply Agreements, copies of which are filed as Exhibit 10.12 and Exhibit 10.13 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On July 3, 2017, in connection with BHGE LLC’s entry into the Revolving Credit Facility (as defined in Item 2.03 below), BHGE LLC terminated Baker Hughes’ existing five-year committed $2.5 billion revolving credit agreement dated as of July 13, 2016, among Baker Hughes, JP Morgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and the other agents and lenders identified therein (the “2016 Credit Agreement”). No borrowings were outstanding under the 2016 Credit Agreement as of the termination date.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth in the Introduction above is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

BHGE LLC Credit Agreement

On July 3, 2017, BHGE LLC entered into a Credit Agreement (the “Revolving Credit Facility”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain lenders thereto for the provision of a revolving credit facility.

Subject to certain permitted extensions, the Revolving Credit Facility has a term of five years and provides for an aggregate principal amount of $3.0 billion of loans thereunder.

The revolving loans will bear interest at a rate per annum based upon, depending on the type of loan, the Eurodollar rate or the alternative base rate, plus in each case, a ratings-based margin.

The unpaid principal amount of each loan matures on July 3, 2022, and accrued interest on each loan is payable in arrears on each applicable interest payment date.

The credit agreement for the Revolving Credit Facility contains (i) certain customary representations and warranties, (ii) certain affirmative covenants, (iii) no negative covenants and (iv) certain customary events of default, including among other things, cross-acceleration to certain indebtedness, and certain events of bankruptcy. If such an event of default occurs, the lenders under the Revolving Credit Facility would be entitled to accelerate amounts due under the Revolving Credit Facility.

The above summary of the terms of the Revolving Credit Facility is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.14 hereto and incorporated herein by reference.

Supplemental Indentures

On July 3, 2017, in connection with the Transactions, BHGE LLC, Baker Hughes Co-Obligor, Inc. (“Co-Obligor”) and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into the Second Supplemental Indenture (the “Supplemental Indenture to the 2008 Baker Hughes Indenture”) to that certain indenture, dated as of October 28, 2008, as amended (the “2008 Baker Hughes Indenture”), governing the 5.125% Senior Notes due 2040 of Baker Hughes (CUSIP 057224AZ0), the 3.20% Senior Notes due 2021 of Baker Hughes (CUSIP 057224BC0) and the 7.50% Senior Notes due 2018 of Baker Hughes (CUSIP 057224AY3) (the “BHI 2040, 2021 and 2018 Notes”). Pursuant to the Supplemental Indenture to the 2008 Baker Hughes Indenture, BHGE LLC and Co-Obligor have, jointly and severally, assumed all of the obligations, and succeeded to all of the rights, of Baker Hughes under the 2008 Baker Hughes Indenture and the BHI 2040, 2021 and 2018 Notes. Co-Obligor was incorporated under the laws of the State of Delaware for the sole purpose of serving as a co-obligor of debt securities and has no assets or operations other than those related to its sole purpose.

On July 3, 2017, BHGE LLC, Co-Obligor and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into the First Supplemental Indenture (the “Supplemental Indenture to the 1991 Baker Hughes Indenture”) to that certain indenture, dated as of May 15, 1991 (the “1991 Baker Hughes Indenture”), governing the 6.875% Notes due 2029 of Baker Hughes (CUSIP 057224AK3) (the “BHI 2029 Notes”). Pursuant to the Supplemental Indenture to the 1991 Baker Hughes Indenture, BHGE LLC and Co-Obligor have, jointly and severally, assumed all of the obligations, and succeeded to all of the rights, of Baker Hughes under the 1991 Baker Hughes Indenture and the BHI 2029 Notes.

On July 3, 2017, BHGE LLC, Co-Obligor, Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC and Wells Fargo Bank, National Association, as trustee, entered into the Sixth Supplemental Indenture (the “Supplemental Indenture to the 2006 BJ Services Company Indenture”) to that certain indenture, dated as of June 8, 2006, as amended (the “2006 BJ Services Indenture”), governing the 6.00% Senior Notes due 2018 of BJ Services Company, which was succeeded by Western Atlas Inc. (CUSIP 055482AJ2) (the “BJ Services 2018 Notes”). In connection with Baker Hughes undertaking certain restructuring transactions to facilitate the Transactions, including converting certain U.S. corporate subsidiaries of Baker Hughes to limited liability companies, substantially all of the assets of Western Atlas Inc. have been transferred to BHGE LLC, Baker Hughes Oilfield Operations, LLC and Baker Hughes International Branches, LLC. Pursuant to the Supplemental Indenture to the 2006 BJ Services Company Indenture, BHGE LLC, Co-Obligor, Baker Hughes Oilfield Operations, LLC and Baker Hughes International Branches, LLC have, jointly and severally, assumed all of the obligations, and succeeded to all of the rights, of Western Atlas Inc. under the 2006 BJ Services Company Indenture and the BJ Services 2018 Notes.

On July 3, 2017, BHGE LLC, Co-Obligor, Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into the First Supplemental Indenture (the “Supplemental Indenture to the 1994 Western Atlas Inc. Indenture”) to that certain indenture, dated as of May 15, 1994 (the “1994 Western Atlas Inc. Indenture”), governing the 8.55% Debentures due 2024 of Western Atlas Inc. (CUSIP 957674AD6) (the “Western Atlas 2024 Debentures”). Pursuant to the Supplemental Indenture to the 1994 Western Atlas Inc. Indenture, BHGE LLC, Co-Obligor, Baker Hughes Oilfield Operations, LLC and Baker Hughes International Branches, LLC have, jointly and severally, assumed all of the obligations, and succeeded to all of the rights, of Western Atlas Inc. under the 1994 Western Atlas Inc. Indenture and the Western Atlas 2024 Debentures.

BHGE will not be a guarantor or otherwise responsible for BHGE LLC indebtedness described above.

The foregoing description of the supplemental indentures is qualified in its entirety by reference to the full text of such supplemental indentures, copies of which are filed hereto as Exhibits 4.1, 4.2, 4.3 and 4.4 and are incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders

The information set forth in Item 5.03 below is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective immediately following Closing, consistent with the information set forth in the Registration Statement, each of the following individuals were elected to the BHGE Board: Jeffrey R. Immelt, Martin S. Craighead, W. Geoffrey Beattie, Gregory D. Brenneman, Clarence P. Cazalot, Jr., Lynn L. Elsenhans, Jamie S. Miller, James J. Mulva, J. Larry Nichols, John G. Rice and Lorenzo Simonelli. The directors were appointed to the following committees of the BHGE Board: Audit Committee (Ms. Elsenhans and Messrs. Mulva and Beattie); Compensation Committee (Messrs. Immelt, Brenneman, Craighead, Mulva and Rice); Governance & Nominating Committee (Ms. Miller and Messrs. Beattie, Cazalot, Nichols and Brenneman); and Conflicts Committee (Messrs. Cazalot, Nichols and Brenneman). Effective as of Closing, all of the members of the Baker Hughes board of directors resigned, which includes those that were elected to the BHGE Board (Messrs. Craighead, Brenneman, Cazalot and Nichols and Ms. Elsenhans) and William H. Easter III, Anthony G. Fernandes, Claire W. Gargalli, Pierre H. Jungels, James A. Lash, James W. Stewart and Charles L. Watson. Effective immediately prior to Closing, William Marsh and Lee Whitley resigned from the BHGE Board, positions they held while BHGE was a subsidiary of Baker Hughes.

The BHGE Board approved the compensation program described below for its members who are not employed by BHGE or GE or any of their respective subsidiaries. Members of the BHGE Board who are employed by BHGE or GE are not separately compensated for their service on the BHGE Board. The cash retainers will be paid in equal monthly installments and the equity grant will be made annually, with the first grant prorated for the period from the Closing Date through the date of BHGE’s annual stockholder meeting in 2018.

Annual Cash Compensation:

Annual Retainer:	$100,000
Audit Committee Chair Annual Retainer:	$20,000
Other Committee Chair Annual Retainer:	$15,000
Audit Committee Members Retainer:	$10,000
Other Committee Members Retainer:	$5,000

Annual Equity Grant:	$175,000

Effective immediately following Closing, BHGE appointed Lorenzo Simonelli as its President & Chief Executive Officer, Brian Worrell as its Chief Financial Officer and Kurt Camilleri as its Controller and Chief Accounting Officer. Effective as of Closing, the following officers resigned from their positions at Baker Hughes: Mr. Craighead (Chairman and Chief Executive Officer); Kimberly Ross (Senior Vice President and Chief Financial Officer); and Kelly Janzen (Vice President, Controller and Chief Accounting Officer). Effective immediately prior to Closing, Martin Craighead resigned as President of BHGE, a position he held while BHGE was a subsidiary of Baker Hughes.

The biographies for Messrs. Simonelli and Worrell are set forth in the Registration Statement under the section entitled “Executive Officers and Executive Compensation” starting on page 241 and are incorporated herein by reference. Mr. Camilleri (42) has been the Global Controller for GE O&G since July 2013. Immediately prior to joining GE O&G, Mr. Camilleri served as the Global Controller for GE Transportation from January 2013 to June 2013, and prior to that he served as the Controller for Europe and Eastern and African Growth Markets (EAGM) for GE Healthcare from 2010 to January 2013. Mr. Camilleri joined GE in January 2006 as the Medical Diagnostics Global Controller for GE Healthcare. He began his career in 1996 with Pricewaterhouse in London, which subsequently became PricewaterhouseCoopers.

GE O&G entered into an offer letter with each of Messrs. Worrell and Camilleri on July 2, 2017 setting forth the terms of their respective employment by BHGE following Closing. Each letter was contingent on Closing and ratification by the BHGE Board and became an obligation of BHGE on Closing. Mr. Simonelli’s compensation arrangement will be finalized following Closing. Mr. Worrell will report to Mr. Simonelli, and Mr. Camilleri will report to Mr. Worrell. Both will be based in London, UK.

Messrs. Worrell and Camilleri will have the following initial base salary, annual bonus target as a percentage of base salary and long term incentive award target value: Mr. Worrell ($850,000, 100%, $3,500,000) and Mr. Camilleri ($325,000, 70%, $275,000). All amounts for Mr. Camilleri are converted from British pounds. Pursuant to the letters, each of Messrs. Worrell and Camilleri are entitled to receive two equity grants with respect to shares of BHGE common stock: a founders grant in the amount of $3,500,000 and $500,000, respectively, and a mirror grant in the amount of $1,036,700 and $150,000, respectively. Both grants will be made following Closing. The founders grant will be comprised 75% of restricted stock units and 25% of stock options, and the mirror grant will consist of restricted stock units. Both grants will vest one-third on each of the first three anniversaries of the respective grant date.

Each letter includes a waiver by the executive of his rights to continued participation in the GE 2016-2018 Long Term Performance Award, provided they each will remain eligible to receive a lump sum cash payment equivalent to the amount he would have otherwise been eligible to receive from Closing to year-end 2017 paid in 2019 at the ordinary time payments are made under the program, subject to continued employment through the payment date (except, in the case of Mr. Worrell, if he resigns with cause or is terminated without cause, as such term is defined in his letter). In addition, each executive will continue to participate in GE’s equity, benefit and retirement (and, in the case of Mr. Worrell, expatriate) plans and will be eligible to participate in BHGE’s Severance Plan described below.

Mr. Worrell’s letter also provides for (i) upon a termination without cause, an additional severance payment of six months of salary and an amount equal to 1.5 times the greater of his last annual bonus and the average of his last three year bonuses, (ii) except where he voluntarily resigns or is terminated with cause, a bonus for the prior completed year to the extent unpaid and a prorated bonus for the year in which the termination occurs and (iii) certain protections in the case of a change in control of BHGE. If Mr. Worrell is terminated without cause, he will not be subject to certain restrictive covenants. If he resigns or is terminated for cause, such restrictive covenants will continue for three months following termination, during which period he will also be subject to additional noncompete restrictions.

BHGE will enter into an indemnification agreement with each of its directors and executive officers. A form of indemnification agreement is filed as Exhibit 10.15 hereto and incorporated herein by reference.

Effective immediately following Closing, the BHGE Board adopted the Baker Hughes, a GE company 2017 Long-Term Incentive Plan (the “LTIP”), as amended, and the Compensation Committee of the BHGE Board approved forms of award agreements under the LTIP. The LTIP and its performance goals were approved prior to Closing by the stockholders of Baker Hughes at the special meeting of its shareholders on June 30, 2017. A description of the LTIP and those performance goals is set forth in the Registration Statement under the section entitled “Bear Newco, Inc. 2017 Long-Term Incentive Plan” starting on page 188 and under the section entitled “Executive Officer Performance Goals” starting on page 192 and incorporated herein by reference. Such description is qualified in its entirety by reference to the LTIP, as amended, which is filed herewith as Exhibit 10.16. The approved forms of award agreement are filed herewith as Exhibits 10.17 through 10.21 and are incorporated herein by reference.

Effective immediately following Closing, the Compensation Committee of the BHGE Board adopted the Baker Hughes, a GE company Executive Officer Short-Term Incentive Plan (the “STIP”). The performance goals under the STIP were approved prior to Closing by the stockholders of Baker Hughes at the special meeting of its shareholders on June 30, 2017. A description of those goals is set forth in the Registration Statement under the section entitled “Executive Officer Performance Goals” starting on page 192 and incorporated herein by reference. Such description is qualified in its entirety by reference to the STIP, which is filed herewith as Exhibit 10.22.

Effective immediately following Closing, the Compensation Committee of the BHGE Board adopted the Baker Hughes, a GE company Severance Benefits Plan (the “Severance Plan”). The Severance Plan provides for salary continuation for up to 12 months and outplacement benefits upon an involuntary termination of a participant that is not due to unacceptable performance or a violation of BHGE rules or policies (including breach of any restrictive covenants). These severance benefits are conditioned on the participant’s execution and non-revocation of a separation agreement in a form acceptable to BHGE and compliance with any restrictive covenant entered into between the participant and BHGE. Such description is qualified in its entirety by reference to the Severance Plan, which is filed herewith as Exhibit 10.23.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Transactions, on July 3, 2017, BHGE amended and restated its Certificate of Incorporation and Bylaws, and further amended and restated its Bylaws to extend the right of indemnification under Section 7.1 thereof to those persons who serve as a director or officer of direct and indirect subsidiaries of BHGE, including BHGE LLC. The Amended and Restated Certificate of Incorporation (the “BHGE Charter”) and Amended and Restated Bylaws of BHGE reflecting both amendments and restatements (the “BHGE Bylaws”) are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. Additional information regarding the BHGE Charter and BHGE Bylaws is incorporated by reference to the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 178 of the Registration Statement.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The financial information required pursuant to Item 9.01(a) of Form 8-K is incorporated by reference to the sections entitled “Unaudited Condensed Combined Financial Statements of GE Oil and Gas for the three months ended March 31, 2017” beginning on page FS-2 and “Audited Combined Financial Statements of GE Oil and Gas for the years ended December 31, 2016, 2015, and 2014” beginning on page FS-27 of the Registration Statement.

(b)	Pro Forma Financial Information.

The pro forma financial information required pursuant to Item 9.01(b) of Form 8-K is incorporated by reference to the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 166 of the Registration Statement.

(d)	Exhibits.

Exhibit Number	Description

2.1	Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company, Baker Hughes Incorporated, Bear Newco, Inc. and Bear MergerSub, Inc. (incorporated by reference to Annex A to the proxy statement that forms a part of BHGE’s registration statement on Form S-4 (File No. 333-216991) initially filed on March 29, 2017, and declared effective on May 30, 2017)

2.2	Amendment, dated as of March 27, 2017, to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company, Baker Hughes Incorporated, Bear Newco, Inc., Bear MergerSub, Inc., BHI Newco, Inc. and Bear MergerSub 2, Inc. (incorporated by reference to Annex A-II to the proxy statement that forms a part of BHGE’s registration statement on Form S-4 (File No. 333-216991) initially filed on March 29, 2017, and declared effective on May 30, 2017)

3.1	Amended and Restated Certificate of Incorporation of Baker Hughes, a GE company

3.2	Amended and Restated Bylaws of Baker Hughes, a GE company

4.1	Second Supplemental Indenture to the Indenture dated as of October 28, 2008, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	First Supplemental Indenture to the Indenture dated as of May 15, 1991, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.3	Sixth Supplemental Indenture to the Indenture dated as of June 8, 2006, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc., Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC and Wells Fargo Bank, National Association, as trustee

4.4	First Supplemental Indenture to the Indenture dated as of May 15, 1994, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc., Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC and The Bank of New York Mellon Trust Company, N.A., as trustee

10.1	Stockholders Agreement, dated as of July 3, 2017, between Baker Hughes, a GE company and General Electric Company

Exhibit Number	Description

10.2	Registration Rights Agreement, dated as of July 3, 2017, between Baker Hughes, a GE company and General Electric Company

10.3	Exchange Agreement, dated as of July 3, 2017, among General Electric Company, GE Oil & Gas US Holdings I, Inc., GE Oil & Gas US Holdings IV, Inc., GE Holdings (US), Inc., Baker Hughes, a GE company and Baker Hughes, a GE company, LLC

10.4	Amended and Restated Operating Agreement of Baker Hughes, a GE company, LLC, dated as of July 3, 2017

10.5	Tax Matters Agreement, dated as of July 3, 2017, among General Electric Company, Baker Hughes, a GE company, EHHC Newco, LLC and Baker Hughes, a GE company, LLC

10.6	Non-Competition Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company

10.7	Channel Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company

10.8	IP Cross License Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company, LLC

10.9	Trademark License Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company, LLC

10.10	GE Digital Master Products and Services Agreement, dated as of July 3, 2017, between GE Digital LLC and Baker Hughes, a GE company, LLC

10.11	Intercompany Services Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company, LLC

10.12	Supply Agreement, dated as of July 3, 2017, between General Electric Company, as Seller, and Baker Hughes, a GE company, LLC, as Buyer

10.13	Supply Agreement, dated as of July 3, 2017, between Baker Hughes, a GE company, LLC, as Seller, and General Electric Company, as Buyer

10.14	Credit Agreement, dated as of July 3, 2017, among Baker Hughes, a GE company, LLC, JPMorgan Chase Bank, as Administrative Agent, and the Lenders party thereto

10.15	Form of Indemnification Agreement

10.16	Baker Hughes, a GE company 2017 Long-Term Incentive Plan, as amended

Exhibit Number	Description

10.17	Form of Stock Option Award Agreement

10.18	Form of Senior Executive Stock Option Award Agreement

10.19	Form of Restricted Stock Unit Award Agreement

10.20	Form of Senior Executive Restricted Stock Unit Award Agreement

10.21	Form of Director Restricted Stock Unit Award Agreement

10.22	Baker Hughes, a GE company Executive Officer Short-Term Incentive Plan

10.23	Baker Hughes, a GE company Severance Benefits Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2017

Baker Hughes, a GE company

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company, Baker Hughes Incorporated, Bear Newco, Inc. and Bear MergerSub, Inc. (incorporated by reference to Annex A to the proxy statement that forms a part of BHGE’s registration statement on Form S-4 (File No. 333-216991) initially filed on March 29, 2017, and declared effective on May 30, 2017)

2.2	Amendment, dated as of March 27, 2017, to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among General Electric Company, Baker Hughes Incorporated, Bear Newco, Inc., Bear MergerSub, Inc., BHI Newco, Inc. and Bear MergerSub 2, Inc. (incorporated by reference to Annex A-II to the proxy statement that forms a part of BHGE’s registration statement on Form S-4 (File No. 333-216991) initially filed on March 29, 2017, and declared effective on May 30, 2017)

3.1	Amended and Restated Certificate of Incorporation of Baker Hughes, a GE company

3.2	Amended and Restated Bylaws of Baker Hughes, a GE company

4.1	Second Supplemental Indenture to the Indenture dated as of October 28, 2008, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	First Supplemental Indenture to the Indenture dated as of May 15, 1991, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.3	Sixth Supplemental Indenture to the Indenture dated as of June 8, 2006, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc., Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC and Wells Fargo Bank, National Association, as trustee

4.4	First Supplemental Indenture to the Indenture dated as of May 15, 1994, among Baker Hughes, a GE company, LLC, Baker Hughes Co-Obligor, Inc., Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC and The Bank of New York Mellon Trust Company, N.A., as trustee

10.1	Stockholders Agreement, dated as of July 3, 2017, between Baker Hughes, a GE company and General Electric Company

Exhibit Number	Description

10.2	Registration Rights Agreement, dated as of July 3, 2017, between Baker Hughes, a GE company and General Electric Company

10.3	Exchange Agreement, dated as of July 3, 2017, among General Electric Company, GE Oil & Gas US Holdings I, Inc., GE Oil & Gas US Holdings IV, Inc., GE Holdings (US), Inc., Baker Hughes, a GE company and Baker Hughes, a GE company, LLC

10.4	Amended and Restated Operating Agreement of Baker Hughes, a GE company, LLC, dated as of July 3, 2017

10.5	Tax Matters Agreement, dated as of July 3, 2017, among General Electric Company, Baker Hughes, a GE company, EHHC Newco, LLC and Baker Hughes, a GE company, LLC

10.6	Non-Competition Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company

10.7	Channel Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company

10.8	IP Cross License Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company, LLC

10.9	Trademark License Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company, LLC

10.10	GE Digital Master Products and Services Agreement, dated as of July 3, 2017, between GE Digital LLC and Baker Hughes, a GE company, LLC

10.11	Intercompany Services Agreement, dated as of July 3, 2017, between General Electric Company and Baker Hughes, a GE company, LLC

10.12	Supply Agreement, dated as of July 3, 2017, between General Electric Company, as Seller, and Baker Hughes, a GE company, LLC, as Buyer

10.13	Supply Agreement, dated as of July 3, 2017, between Baker Hughes, a GE company, LLC, as Seller, and General Electric Company, as Buyer

10.14	Credit Agreement, dated as of July 3, 2017, among Baker Hughes, a GE company, LLC, JPMorgan Chase Bank, as Administrative Agent, and the Lenders party thereto

10.15	Form of Indemnification Agreement

10.16	Baker Hughes, a GE company 2017 Long-Term Incentive Plan, as amended

Exhibit Number	Description

10.17	Form of Stock Option Award Agreement

10.18	Form of Senior Executive Stock Option Award Agreement

10.19	Form of Restricted Stock Unit Award Agreement

10.20	Form of Senior Executive Restricted Stock Unit Award Agreement

10.21	Form of Director Restricted Stock Unit Award Agreement

10.22	Baker Hughes, a GE company Executive Officer Short-Term Incentive Plan

10.23	Baker Hughes, a GE company Severance Benefits Plan